CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference of our report dated August 19, 2016 on the financial statements and financial highlights of Touchstone Tax-Free Trust (comprised of the Touchstone Ohio Tax-Free Bond Fund), included in the Annual Report to Shareholders for the fiscal year ended June 30, 2016, in Post-Effective Amendment Number 146 to the Registration Statement of Touchstone Strategic Trust under the Securities Act of 1933 (File Number 002-80859), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, Ohio
December 16, 2016